Exhibit 3(i)

CERTIFICATE OF DESIGNATION

OF RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CARBON NATURAL GAS COMPANY

a Delaware corporation

CARBON NATURAL GAS COMPANY, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

WHEREAS, the Certificate of Incorporation provides for a class of its authorized shares known as Preferred Stock, comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors (the “Board”) of the Corporation is authorized to fix by resolution the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine the powers, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption rights and liquidation preference of any series of Preferred Stock; and

WHEREAS, it is the desire of the Board, pursuant to its authority under the Certificate of Incorporation, to fix the designation and preferences and relative rights, and qualifications, limitations and restrictions and other matters relating to a series of Preferred Stock to be designated Series B Convertible Preferred Stock as follows.

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative rights, and qualifications, limitations and restrictions, of a series of the Corporation’s Preferred Stock to consist of 50,000 shares, par value $0.01 per share, and designated “Series B Convertible Preferred Stock”;

FURTHER RESOLVED, that all shares of Series B Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Determination. This series of the Corporation’s Preferred Stock is designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2. Authorized Shares. The number of authorized shares constituting the Series B Preferred Stock shall be 50,000 shares of such series. Series B Preferred Stock shall have $0.01 per share par value.

3. Dividends.

(a) Series B Preferred Stock Dividends.

(i) Holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board and declared by the Corporation, out of funds that are legally available therefor, cash dividends of six percent (6%) of the Series B Issue Price (defined below) per annum on each outstanding share of Series B Preferred Stock. Such dividends shall be fully cumulative and accumulate daily, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends thereon by the Board. Such dividends shall accrue from the Original Issue Date (defined below) of the relevant shares of Series B Preferred Stock and shall cease to accrue on the date immediately preceding a date of redemption or conversion.

(ii) No dividends or distributions shall be paid with respect to the Common Stock (i) prior to the holders of the Series B Preferred Stock having received all accrued but unpaid dividends on the Series B Preferred Stock or (ii) unless and until all shares of Series B Preferred Stock have been converted to shares of Common Stock.

(b) Non-Participating. After payment of all accrued dividends on shares of Series B Preferred Stock, shares of Series B Preferred Stock will not participate in Distributions (as such term is defined below) payable in respect of Common Stock. “Distribution” in this Section means the transfer of cash or property without consideration, whether by payment of a dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, distributions to the stockholders of the Corporation will be made in the following manner:

(a) Common Stock and Series B Preferred Stock. Upon liquidation of the Corporation, prior to any payment to the holders of Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock on liquidation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, an amount per share equal to the sum of (i) the Series B Issue Price (defined below), plus (ii) all accrued but unpaid dividends payable in respect of such share of Series B Preferred Stock pursuant to Section 3(a) above (such sum, the “Liquidation Preference”). If the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Following payment of the Liquidation Preference, the entire remaining assets and surplus funds of the Corporation legally available for distribution upon liquidation will be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. The Series B Issue Price is $100.00 per share (as adjusted for any stock split, combination or similar event or transaction directly affecting the Series B Preferred Stock but not by any accrued dividends).

(b) Merger or Sale Deemed a Liquidation. For purposes of this Section 4, the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the voting power of the Corporation, outstanding immediately prior to such transaction, or a sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation.

(c) Valuation. Assets to be distributed pursuant to this Section 4 or pursuant to Section 8, insofar as the same shall be property other than cash, if not liquidated, shall be valued at the fair market value thereof upon the occurrence of the liquidation event, as determined in good faith by the Board.

5. Voting Rights. Except as provided in Section 10, the holder of each share of Series B Preferred Stock issued and outstanding will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is to be converted pursuant to Section 6 at the record date for the determination of the stockholders entitled to vote on the matter in question, or, if no such record date is established, at the record date provided by the Delaware General Corporation Law (the “DGCL”) for any vote or action by written consent. If the shares of Series B Preferred Stock held by a holder are convertible into a non-integral number of shares of Common Stock as of the date of determination, the number of votes to which such stockholder will be entitled will, after aggregating all such shares of Series B Preferred Stock, be rounded down to the nearest whole vote. Except as provided in Section 10, or as otherwise provided by the DGCL or the Certificate of Incorporation, the Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of stockholders, voting together with the Common Stock as a single class.

6. Conversion. The holders of Series B Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a)   Certain Definitions.

“Next Equity Financing” means the Company’s issuance of shares of common stock in a single transaction, or series of related transactions, with aggregate gross proceeds to the Company of at least US$50,000,000.00.

(b) Voluntary Conversion. Each share of Series B Preferred Stock will be convertible without the payment of any additional consideration by the holder thereof at any time at the option of the holder thereof into Common Stock.

(c) Conversion Price. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted will be determined by dividing the Liquidation Preference by the conversion price, determined as provided below, in effect at the time of the conversion (the “Conversion Price”). As of the date this Certificate is filed in the Office of the Secretary of State of the State of Delaware, the Conversion Price of the Series B Preferred Stock is equal to the greater of (i) $8.00 per share or (ii) the price that is fifteen percent (15%) less than the lowest price per share of shares sold in the Next Equity Financing.

(d) Automatic Conversion. Each share of Series B Preferred Stock will be automatically converted into Common Stock upon and in connection with the closing of the Next Equity Financing. The number of shares of Common Stock into which each share of Series B Preferred Stock shall be automatically converted pursuant to this Section 6 will be determined by dividing the Liquidation Preference by the Conversion Price.

(e) Mechanics of Conversion. Before any holder of shares of Series B Preferred Stock will be entitled to convert the same into shares of Common Stock, such holder (i) will surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and will give written notice to the Corporation at such office that such holder elects to convert the same and will state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, or (ii) if such certificate(s) have been lost, stolen or destroyed, the holder will notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates; provided, however, that in the event of an automatic conversion pursuant to Section 6(d), the outstanding shares of Series B Preferred Stock will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series B Preferred Stock a certificate or certificates representing the number of shares of Common Stock to which such holder will be entitled as aforesaid. Such conversion will be deemed to have been made (xi) immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred Stock to be converted, or (xii) in the case of an automatic conversion pursuant to Section 6(d), immediately prior to the closing of the Next Equity Financing, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f) Adjustments to Conversion Prices of Series B Preferred Stock. If the outstanding shares of Common Stock shall be subdivided, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of the Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g) Stock Dividends and Other Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6, then and in each such event, the holders of Series B Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event.

(h) Reclassification, Exchange and Substitution. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series B Preferred Stock will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation then deliverable upon conversion of such share of Series B Preferred Stock is entitled upon such reorganization or reclassification.

(i) No Fractional Shares. No fractional share of Common Stock will be issued upon the conversion of any share or shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock. Any certificate sent to the holders of Series B Preferred Stock pursuant to this Section 6(j) will be signed by an officer of the Corporation.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series B Preferred Stock, at the address for such holder shown on the books of the Corporation, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

(m) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

7. No Reissuance of Series B Preferred Stock. Any shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled, retired, and eliminated from the shares of Series B Preferred Stock that the Corporation shall be authorized to issue. All such shares of Series B Preferred Stock shall upon their cancellation become authorized but unissued shares of the Corporation’s preferred stock and may be reissued as part of a new series of the Corporation’s Preferred Stock subject to the conditions and restriction on issuance set forth in any certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

8. Redemption by the Corporation. Subject to the holders’ right of conversion provided in Section 6(a), the Corporation shall, following the third anniversary of the date upon which this Certificate of Designation is filed in the Office of the Secretary of State of the State of Delaware and upon providing each holder of Series B Preferred Stock no less than 30 days’ notice thereof, at any time thereafter (and from time to time), be entitled at its option to redeem, out of funds legally available therefor, all or any portion of the Series B Preferred Stock in accordance with this paragraph. On the date of redemption (each, a “Redemption Date”), each holder of Series B Preferred Stock to be redeemed shall surrender certificates representing such holder’s ownership of Series B Preferred Stock to be redeemed to the Corporation as provided in this Section 8. On the Redemption Date, the Corporation shall redeem the Series B Preferred Stock to be redeemed to the extent of the funds of the Corporation legally available therefor. Each share of Series B Preferred Stock shall be redeemed pursuant to this paragraph for an amount in cash or property equal to either (i) its applicable Liquidation Preference (the “Complete Redemption Price”) or (ii) its Series B Issue Price (the “Partial Redemption Price”). If the Corporation chooses to redeem shares of the Series B Preferred Stock by paying the Partial Redemption Price, the accrued but unpaid dividends as of the Redemption Date shall remain outstanding in the amount thereof as of the Redemption Date and shall accrue interest at the rate of 6% per annum, and the payment thereof shall continue to have priority over any Distribution to the holders of the Common Stock.

9. Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10. Amendment of the Terms of the Series B Preferred Stock. The terms of the Series B Preferred Stock set forth herein may be amended only by the holders of the Series B Preferred Stock voting as a single class, with the consent of a majority of the issued and outstanding Common Stock held by Disinterested Stockholders. As used herein and solely with respect to the amendment of the terms of the Series B Preferred Stock, “Disinterested Stockholders” means holders of the Corporation’s issued and outstanding Common Stock, excluding the holders of the Series B Preferred Stock and their Affiliates. As used herein, “Affiliate” means, with respect to a holder of the Series B Preferred Stock, any person that controls, is controlled by or under common control with such holder of the Series B Preferred Stock.

FURTHER RESOLVED, that the Chief Executive Officer and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute, acknowledge, file and record a Certificate of Designation in accordance with the foregoing resolutions and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned authorized officers of the Corporation, for the purpose of amending the Certificate of Incorporation pursuant to Delaware General Corporation Law, do hereby make and file this Certificate of Designation on behalf of the Corporation, hereby declaring and certifying that the facts stated herein are true, and accordingly have hereunto set their respective hands this 5th day of April, 2018.

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Patrick R. McDonald,
Chief Executive Officer

By:	/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Chief Financial Officer, Secretary and Treasurer